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                                                                    Exhibit 23.3

                               Auditors' Consent
                               -----------------

The Board of Directors
  Wilsons Center, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-13967) on Form S-8 of Wilsons The Leather Experts Inc. of our report dated July 19, 1996, relating to the consolidated balance sheets of Wilsons Center, Inc. dba Wilsons the Leather Experts (a subsidiary of Melville Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995 and for the five-month period ended May 25, 1996.




                                       /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
June 23, 1997